Exhibit 10.6

EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of January 3, 2000 by and between United Therapeutics Corporation, a Delaware corporation having its principal offices at 1110 Spring Street, Silver Spring, Maryland 20910 (“United Therapeutics”) and Fred Hadeed, CPA (the “Executive”).

     WHEREAS, United Therapeutics desires to obtain the services of the Executive, and the Executive is willing to render such services to United Therapeutics, upon the terms and conditions herein set forth;

     NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows.

     1.     Definitions

             (a)     As used in this Agreement, “Confidential Information” means any information of whatever kind or form, including without limitation: an idea, invention, concept, formula, computer program, algorithm, research, device, method, technique, design, manufacturing process, know how, internal procedure or method of operation, process, plan, project, picture, drawing, lists of customers, contracts, contractors or vendors, business or financial data, plans or accounts, pricing strategies, purchasing data and/or reports, marketing data and/or reports, business relationships, contractual rights, lists of actual or prospective investors, industrial or strategic partners and consultants, trade secrets and other proprietary information of United Therapeutics that becomes known to Executive, or is developed, examined, enhanced or modified by Executive as a result of or during the course of Executive’s employment with United Therapeutics, regardless of source, except to the extent of the following: (i) information that is or becomes known to the general public without breach of the nondisclosure obligations of this Agreement; (ii) information that is customarily disclosed to others without restriction on subsequent disclosure; (iii) information that is obtained by Executive from a third party without breach of a nondisclosure obligation and without restriction on subsequent disclosure; and (iv) information to the limited extent that disclosure is expressly required by judicial or administrative order, or otherwise is required by law, provided that Executive gives immediate notice to United Therapeutics prior to disclosure of such information.

             (b)     As used in this Agreement, “Competing Product” means any product, system or service, in existence or under development, of any person or organization other than United Therapeutics which is the same as, similar to, competes with or has a usage allied to a product, process, system or service upon which Executive worked (in either a sales or a non-sales capacity) during the last three years of his or her employment by United Therapeutics, or about which Executive acquired Confidential Information in the course of his or her employment with United Therapeutics.

             (c)     As used in this Agreement, “Competing Organization” means any person or organization which is engaged in, or about to become engaged in, research on, or development, production, marketing, leasing, selling, licensing or servicing of, a Competing Product.

             (d)     As used in this Agreement, “Intellectual Property” means any and all rights, title, and interest, including but not limited to domestic and foreign patents, copyrights, trademarks, trade secrets and all Confidential Information relating to any of the foregoing, in and to all inventions, processes, computer programs, formulae, photographic, written or artistic works, or other forms of Intellectual Property which Executive makes, conceives, reduces to practice or develops, in whole or in part, during the term of this Agreement or after termination of Executive’s employment with United Therapeutics if the Intellectual Property is based upon or derived from United Therapeutics’ Confidential Information.

     2.     Employment. Upon the other terms and conditions hereinafter stated, United Therapeutics agrees to employ the Executive and the Executive agrees to accept employment by United Therapeutics for the term set forth in Section 3 hereof and in the position and with the duties and responsibilities set forth in Section 4 hereof. Executive warrants that he is under no restriction that would prevent him from entering into this Agreement and from complying with all of its provisions to their fullest extent. If Executive is enjoined or otherwise prevented by judicial or administrative determination from complying with the terms of this Agreement, then United Therapeutics may terminate this Agreement immediately without incurring any further liability.

     3.     Term. The employment of the Executive by United Therapeutics will commence on January 31, 2000 and end on the second anniversary of such date (the “Initial Term”), and thereafter shall continue for two additional two-year terms (the “Additional Terms”), unless and until either party shall give notice of such party’s intent to terminate not less than 60 days prior to the end of the then-current Initial Term or Additional Term, which termination shall be effective at the expiration of said term, or until sooner terminated as hereinafter set forth.

     4.     Position and Duties.

             (a)     The Executive shall serve as Chief Financial Officer of United Therapeutics, reporting to United Therapeutics’ CEO, with such duties and responsibilities as are normally performed by the Chief Financial Officer and with such additional duties and responsibilities as may be assigned from time to time by United Therapeutics’ CEO.

             (b)     The Executive shall at all times exert his best efforts and loyalty on behalf of United Therapeutics and shall devote full time and attention to such employment. The Executive agrees to abide by all employment guidelines and policies as may be developed from time to time by United Therapeutics, including, without limitation, the attached United

Therapeutics, Inc. Company Manual, United Therapeutics Corporation Securities Trades by Company Personnel Policy, and the United Therapeutics Corporation Media and Analysts Policy.

     5.     Compensation and Related Matters.

             (a)     For services rendered under this Agreement, United Therapeutics shall pay to the Executive an annual base salary of One Hundred Forty Thousand Dollars ($140,000) (the “Base Salary”), subject to annual increases as determined by the Board of Directors of United Therapeutics, in its sole discretion, in an amount not less than ten percent of the then-current Base Salary. The Base Salary shall be payable semi-monthly or in such other installments as shall be consistent with United Therapeutics’ payroll procedures. United Therapeutics shall deduct and withhold all necessary social security and withholding taxes and any other similar sums required by law or authorized by the Executive with respect to payment of the Base Salary and all other amounts and benefits payable under this Agreement.

             (b)     The Executive shall be entitled to participate in any group life, disability and medical insurance or other benefit plan or arrangement available generally to the employees of United Therapeutics as determined by the Board of Directors.

             (c)     The Executive shall be entitled to receive reimbursement for relocation expenses according to the United Therapeutics Corporation Relocation Expense Reimbursement Policy.

             (d)     The Executive shall receive a grant of stock options to purchase shares of the Common Stock of United Therapeutics Corporation pursuant to the United Therapeutics Corporation Amended and Restated Equity Incentive Plan in such number as may be recommended by the Compensation Committee of the Board of Directors and vesting as follows: twenty percent (20%) on commencement of employment and twenty percent (20%) per year on each anniversary of the commencement of Executive’s employment. Executive will enter into a separate Equity Incentive Plan Award Agreement to effect this grant. The Compensation Committee of the United Therapeutics Board of Directors may, in its sole discretion, award additional incentive stock option grants to Executive during the term of this Agreement.

     6.     Expenses. The Executive shall be reimbursed by United Therapeutics for reasonable travel and other expenses, as approved from time to time by the Board of Directors, which are incurred and accounted for in accordance with United Therapeutics’ normal practices.

     7.     Vacation. The Executive shall be entitled during the term of employment hereunder to three calendar weeks of vacation annually, which vacation shall be at such time or times and for such period or periods as shall be mutually agreed upon by the Executive and United Therapeutics’ CEO. The Executive shall also be entitled to all public holidays observed by United Therapeutics.

     8.     Termination of Employment.

             (a)     The Executive’s employment hereunder shall terminate upon the Executive’s death.

             (b)     United Therapeutics may terminate the Executive’s employment hereunder under the following circumstances:

                       (i)     If, as a result of the Executive’s incapacity due or other disability owing to physical or mental illness, the Executive shall have been unable to perform all of the Executive’s material duties hereunder by reason of illness, or physical or mental disability or other similar capacity, which inability shall continue for more than four (4) consecutive months, United Therapeutics may terminate the Executive’s employment hereunder.

                       (ii)     United Therapeutics may terminate the Executive’s employment hereunder for “Cause.” For purposes of this Agreement, United Therapeutics shall have “Cause” to terminate the Executive’s employment hereunder upon the (A) failure of the Executive (other than for reasons described in Sections 8(a) and 8(b)(i) hereof) to perform or observe any of the material terms or provisions of this Agreement; (B) negligent or unsatisfactory performance of the Executive’s duties under this Agreement and the failure of the Executive, within 30 days after receipt of notice from United Therapeutics setting forth in reasonable detail the nature of the Executive’s negligent or unsatisfactory performance, (i) to provide United Therapeutics with a reasonably satisfactory explanation of the Executive’s actions (or inaction) and (ii) to correct to the satisfaction of United Therapeutics any reasonably identified deficiencies; (C) employment- or profession-related misconduct or other employment- or profession-related similar action on the part of the Executive; (D) conviction of the Executive of a crime involving a felony, fraud, embezzlement or the like; or (E) misappropriation of United Therapeutics funds or misuse of United Therapeutics’ assets by Executive.

             (c)     Any termination of the Executive’s employment by United Therapeutics or by the Executive (other than pursuant to Section 8(a) hereof) shall be communicated by written “Notice of Termination” to the other party hereto in accordance with Section 19(f) hereof, which shall indicate the specific termination provision in this Agreement relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

             (d)     For purposes of this Agreement, the “Date of Termination” shall mean (i) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated pursuant to Section 8(b)(i) hereof, thirty (30) days after the Notice of Termination; provided, that the Executive shall not have returned to the performance of the Executive’s duties on a full-time basis during such thirty (30) day period; (iii) if the Executive’s employment is terminated pursuant to Section 8(b)(ii) hereof, the date specified in the Notice of Termination (which date, in the case of termination of Executive’s employment solely pursuant to clause (B) of Section 8(b)(ii) by reason of inadequate performance, shall not be sooner than nine months from the date of the Notice of Termination); and (iv) if the Executive’s employment is terminated for any other reason, the date on which the Notice of Termination is given.

     9.     Compensation Upon Termination.

             (a)     If the Executive’s employment is terminated by the Executive’s death, United Therapeutics shall pay to the Executive’s estate or as may be directed by the legal representatives of such estate, the Executive’s full Base Salary through the Date of Termination at the rate in effect at the time of the Executive’s death and all other unpaid amounts, if any, to which the Executive is entitled as of such date in connection with any fringe benefits or under any incentive compensation plan or program of United Therapeutics pursuant to Section 5(c) or 5(d) hereof, at the time such payments are due.

             (b)     During any period that the Executive fails to perform the Executive’s duties hereunder solely as a result of incapacity due to physical or mental illness (“disability period”), the Executive shall continue to receive the Executive’s full base salary through the Date of Termination at the rate in effect at the time the Notice of Termination is given and all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination in connection with any fringe benefits or under any incentive compensation plan or program of United Therapeutics pursuant to Section 5(c) or 5(d) hereof, at the time such payments are due; provided that payments so made to the Executive during the disability period shall be reduced by the sum of the amounts, if any, payable to the Executive at or prior to the time of any such payment under disability benefit plans of United Therapeutics and which amounts were not previously applied to reduce any such payment.

             (c)     If the Executive shall terminate the Executive’s employment or United Therapeutics terminates the Executive’s employment for Cause as provided in Section 8(b)(ii) hereof, United Therapeutics shall pay the Executive the Executive’s full Base Salary through the Date of Termination at the rate in effect at the time the Notice of Termination is given, and United Therapeutics shall have no further obligations to the to the Executive under this Agreement.

             (d)     In the event that Executive’s employment with United Therapeutics is terminated for any reason within twelve months of its commencement, then, (i) Executive agrees to reimburse United Therapeutics for the amount of any signing bonus which Executive received and relocation expense reimbursement as provided herein paid to Executive or on Executive’s behalf, and (ii) Executive acknowledges that any stock options granted to Executive, whether vested or unvested, shall immediately terminate upon the termination of Executive’s employment.

     10.   Confidentiality and Nondisclosure.

             (a)     As a material inducement to United Therapeutics to engage Executive’s services and to pay to Executive compensation for such services to be rendered to United Therapeutics by Executive (it being understood and agreed by Executive that such compensation shall also be paid and received in consideration hereof), Executive covenants and agrees that during the term of this Agreement, and for a period as long as the Confidential Information shall be maintained in confidence by United Therapeutics, Executive shall maintain all Confidential Information in strictest secrecy and guard against unauthorized disclosure, and Executive shall not directly or indirectly use, sell, transfer, convey, disseminate, disclose, divulge, publish, copy, duplicate or communicate any Confidential Information for any purpose other than the purposes of United Therapeutics, except as generally allowed in the conduct of United Therapeutics’ business or with the prior written consent of United Therapeutics.

             (b)     Executive shall obtain the written permission of United Therapeutics prior to disclosure of any Confidential Information to any person who previously has not been expressly authorized by United Therapeutics to receive such Confidential Information. Executive’s duty to obtain United Therapeutics’ consent prior to disclosure shall survive the term of this Agreement and shall continue until such time as United Therapeutics notifies Executive that United Therapeutics no longer considers specific information to be confidential.

             (c)     Executive agrees that Executive will not take with Executive any Confidential Information that is in written, machine readable, model or other form, including sound or video recordings, computer disks, or any other medium capable of physical delivery, upon or after the termination of Executive’s employment with United Therapeutics, for any reason whatsoever, without the prior written consent of United Therapeutics. Executive also agrees, upon termination of his employment with United Therapeutics to promptly deliver all such materials in Executive’s possession or under Executive’s control to United Therapeutics. Executive further agrees that, upon termination of Executive’s employment with United Therapeutics, Executive will return to United Therapeutics any property of United Therapeutics within Executive’s possession or control, including all work created by Executive or others. The nature of Executive’s work is such that Executive will be undertaking time-sensitive projects for United Therapeutics. Such projects cannot easily be re-created by others. A delay or inability to complete such projects could jeopardize United Therapeutics’ client relations and goodwill. If Executive’s association with United Therapeutics terminates for any reason, Executive agrees that even if there is any subsequent dispute between United Therapeutics and Executive, Executive shall, pendente lite, deliver to United Therapeutics all copies of any Confidential Information, documents, computer disks, computer files, or other such material in Executive’s possession to which United Therapeutics claims title. United Therapeutics also shall be entitled to other preliminary mandatory relief, including a writ of replevin or injunction to recover possession of its property, on such terms as a court deems equitable under the circumstances.

             (d)     Executive agrees to report in writing to United Therapeutics, promptly and in reasonable detail, any notice or claim received by Executive with respect to any information or Confidential Information disclosed, delivered or produced under this Agreement.

     11.   Intellectual Property Rights. Because of the highly specialized and technical nature of the business of United Therapeutics and the nature and scope of Executive’s employment, Executive agrees that any and all rights, title, and interest in United Therapeutics’ Intellectual Property shall be the sole and exclusive property of United Therapeutics, and its respective successors, licensees, and assigns. In full consideration of the compensation provided to Executive by United Therapeutics, Executive agrees to each and all of the following:

             (a)     Work Made for Hire. Executive acknowledges and agrees that all work performed by Executive as an employee of United Therapeutics is a commissioned “work for hire” within the meaning of United States copyright law which will be owned solely and exclusively by United Therapeutics. If the work is determined not to be a “work for hire” or such doctrine is not effective, Executive hereby irrevocably assigns, conveys and otherwise transfers to United Therapeutics, and its respective successors, licensees, and assigns, all right, title and interest worldwide in and to the work and all proprietary rights therein, including, without limitation, all copyrights, trademarks, design patents, trade secret rights, moral rights, and all contract and licensing rights, and all claims and causes of action with respect to any of the foregoing, whether now known or hereafter to become known. In the event that Executive has any right in the work which cannot be assigned, Executive agrees to waive enforcement worldwide of such right against United Therapeutics, its distributors and licensees or, if necessary, to license such right exclusively, worldwide to United Therapeutics with the right to sublicense. These rights are assignable by United Therapeutics.

             (b)     Original Work. Executive agrees that Executive will not include any copyrighted or patented material owned by a third party in any written, copyrightable or patentable material furnished or delivered by Executive under this Agreement without the unconditional written consent of the copyright or patent owner unless specific written approval of United Therapeutics for inclusions of such copyrighted or patented material is secured in advance. Executive also agrees that all work (or tangible expression of an idea) that Executive creates or contributes to United Therapeutics in the course of Executive’s employment hereunder will be created solely by Executive, will be original to Executive, and will be free of any third party claims or interests.

             (c)     Applications for Patent, Copyrights and Trademarks. Executive shall, if United Therapeutics so decides at its sole discretion and expense, apply for United States and foreign letters patent, copyrights, and/or trademarks, either in Executive’s name or as United Therapeutics in its sole discretion may direct. Executive hereby grants United Therapeutics the exclusive right, and appoints United Therapeutics as Executive’s attorney-in-fact, to execute and prosecute an application for domestic and/or foreign patent or other statutory protection, and Executive shall execute and deliver to United Therapeutics, without charge to United Therapeutics but at United Therapeutics’ expense, such other documents of registration and recordation, and do such other acts, such as give testimony in support of Executive’s inventorship, as may be necessary in the opinion of United Therapeutics to vest in United Therapeutics or any other party nominated by United Therapeutics, or otherwise to protect, the exclusive rights conveyed and/or granted to United Therapeutics pursuant to this Agreement. Executive’s duty to support United Therapeutics’ claim of rights in patents, copyrights, or trademarks claimed by United Therapeutics, and resulting from Executive’s service to United Therapeutics as its employee, shall continue for the life of any such patent, copyright or trademark.

             (d)     Assignment Executive agrees to assign to United Therapeutics and its respective successors, licensees, and assigns, all of Executive’s rights, title and interests in and to the Intellectual Property governed by this Agreement, and all rights, title, and interests in and to United States and foreign letters patent, copyrights, and trademarks resulting therefrom. Executive acknowledges this provision and understands fully its implications and meaning.

             (e)     Use. United Therapeutics and its respective successors, licensees, and assigns, shall have the sole and exclusive right to practice, or to make, use or sell products, processes or services derived from any discoveries or creations within the scope of this Agreement, whether or not patentable or copyrightable under the laws of any jurisdiction, or protected by the trade secret laws of any jurisdiction.

             (f)     Trade Secret Protection. In the event that United Therapeutics decides not to pursue patent, copyright or trademark protection for any discovery or creation made by Executive, and instead decides to protect the discovery or creation pursuant to the trade secret laws of any jurisdiction, such decision shall not be construed as a waiver of United Therapeutics’ rights pursuant to this Agreement. At United Therapeutics’ expense, Executive shall also take whatever steps are necessary to sustain United Therapeutics’ claim to such trade secrets, including but not limited to: (i) maintaining the confidential nature of any such discoveries or creations; and (ii) testifying and providing other support and substantiation for United Therapeutics’ claims with regard to the discovery or creation.

             (g)     Reports. With respect to discoveries made by Executive, Executive shall maintain notebooks and other records adequate to describe such discovery to others conversant in the subject of the technology and to establish the date and circumstances of Executive’s discovery. Executive shall notify United Therapeutics’ CEO of any such discoveries and shall make copies of all documents or reports relating to such discoveries available to United Therapeutics. Any discovery shall be reported to United Therapeutics’ CEO regardless of whether, in Executive’s opinion, a given discovery is of value to United Therapeutics, or is protectable under patent, copyright or the laws of any jurisdiction.

             (h)     Infringement Actions. In the event that United Therapeutics shall bring an infringement suit against any third parties or shall be sued by any third parties as a result of Executive’s authorship or creation, including any addition and/or modification of the aforementioned items of Confidential Information, Executive agrees to cooperate reasonably without charge to United Therapeutics, but at its request and expense, in defending against or prosecuting any such suit. This right shall be cumulative to any other rights of United Therapeutics hereunder.

     12.   Covenant of Further Assurances. Upon the request of United Therapeutics, Executive shall execute and deliver such documents and take such actions as may be reasonably requested in order to carry out the intent and purposes of this Agreement, including but not limited to executing all documents necessary or desirable to protect United Therapeutics’ rights in and title to any work (or tangible expression of an idea) that Executive creates or contributes to United Therapeutics in the course of Executive’s employment hereunder.

     13.   Restrictive Covenants. As a material inducement to United Therapeutics to employ Executive and to disclose United Therapeutics’ Confidential Information to Executive, Executive agrees as follows:

             (a)     While employed by United Therapeutics and for a period of one (1) year following the termination of Executive’s employment with United Therapeutics by either party, with or without cause, Executive will not accept employment from, nor render services for, in any capacity whatsoever within the United States, any Competing Organization, or otherwise engage in any business activity in which it would be useful or helpful to Executive or others with whom he is associated, for Executive to use or disclose any Confidential Information of United Therapeutics, except that Executive may accept employment with a large Competing Organization whose business is diversified and which has separate and distinct operating divisions, and which as to part of its business is not a Competing Organization, provided that, prior to Executive’s acceptance of such employment, United Therapeutics shall receive separate written assurances satisfactory, in its sole discretion, to United Therapeutics from such Competing Organization and from Executive, that Executive will not be employed by such Competing Organization in a division which, in any aspect of its operation, develops, produces, markets or sells a Competing Product and that Executive will not have any responsibilities with respect to which it would be useful or helpful to Executive or others within said Competing Organization for Executive to use or disclose any Confidential Information of United Therapeutics.

             (b)     While employed by United Therapeutics and for a period of one (1) year following the termination of Executive’s employment with United Therapeutics by either party, with or without cause, Executive will not accept employment from, or render services to, any Competing Organization in connection with the development, manufacture, marketing, sale, merchandising, leasing, licensing, servicing or promotion of any Competing Product to any customer or potential customer of United Therapeutics with which Executive dealt personally or with respect to which Executive rendered services during his or her employment with United Therapeutics.

             (c)     While employed by United Therapeutics and for a period of one (1) year following the termination of Executive’s employment with United Therapeutics by either party, with or without cause, Executive will not hire, attempt to hire, assist in hiring, or cause to be hired by another person or organization, any person who was an employee of United Therapeutics at any time after Executive first had contact with another person or organization, whether such contact was initiated by Executive or such other person or organization, concerning the possible employment of Executive or others employed by United Therapeutics at that time by any person or organization other than United Therapeutics. In addition, for the same period, Executive shall not identify, or furnish any information about, any other employee of United Therapeutics to any other person or organization for the purpose of assisting or facilitating the hiring efforts of such other person or organization.

     14.     Notification of Agreement. Executive agrees that, in the event he seeks or is offered employment with any other person or organization which, as to all or any part of its business, is a Competing Organization, prior to the expiration of the one (1) year period following the termination of Executive’s employment with United Therapeutics, Executive shall advise such person or organization of the existence of this Agreement and shall immediately provide such other person or organization with a complete and accurate copy of this Agreement. Executive further agrees that United Therapeutics may, in its sole discretion, notify any such other person or organization of United Therapeutics’ understanding of the requirements of this Agreement and of such steps, if any, as United Therapeutics may take to ensure compliance with or enforcement of this Agreement.

     15.     Assignment. Neither this Agreement nor any of the rights and obligations of the parties under this Agreement may be assigned, transferred or otherwise disposed of by Executive without United Therapeutics’ prior written consent.

     16.     Absence of Conflict. Executive represents that Executive’s performance of all the terms of this Agreement as an employee of United Therapeutics does not and will not breach any agreement to keep in confidence proprietary information acquired by Executive in confidence prior to Executive’s employment by United Therapeutics.

               Executive has not entered into, and Executive agrees that Executive will not enter into, any agreement either oral or written in actual or potential conflict with any provision of this Agreement. Executive will promptly report any actual or potential conflict to United Therapeutics’ CEO.

     17.     Injunctive Relief. Executive acknowledges that United Therapeutics will be irreparably harmed if Executive’s obligations under this Agreement are not specifically enforced, including but not limited to a breach of the covenants in Sections 10 or 13 above, and that United Therapeutics would not have an adequate remedy at law in the event of an actual or threatened violation by Executive of Executive’s obligations. Therefore, Executive agrees that United Therapeutics shall be entitled to an injunction or any appropriate decree of specific performance for any actual or threatened violations or breaches by Executive without the necessity of United Therapeutics showing actual damages or that monetary damages would not afford an adequate remedy. Notwithstanding the foregoing, a court shall have the proper power to modify any of the restrictive covenants in Section 13 above if it is deemed necessary to achieve an equitable result.

     18.   Indemnification. Executive agrees to indemnify and hold United Therapeutics and its officers, directors, licensees and distributors harmless from and against any and all claims, losses, liabilities, damages, expenses and costs (including United Therapeutics’ reasonable attorney’s fees and costs) that result from Executive’s breach of this Agreement.

     19.   Miscellaneous.

             (a)     This agreement constitutes the entire agreement and understanding between United Therapeutics and Executive concerning the subject matter hereof. No modification, amendment, termination or waiver of this Agreement shall be binding unless in writing and signed by a duly authorized officer of United Therapeutics. Failure of United Therapeutics to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such terms, covenants and conditions.

             (b)     This Agreement shall be binding upon Executive irrespective of the duration of Executive’s employment with United Therapeutics or the amount of Executive’s salary or wages.

             (c)     Executive understands, acknowledges and agrees that any violation by Executive of any of the terms of this Agreement may result in Executive’s immediate termination.

             (d)     This Agreement shall be construed, interpreted, and applied in accordance with the laws of the State of Maryland, applying to contracts fully executed and performed in the State of Maryland. Any action or proceeding brought to enforce or construe this Agreement or in any way arising out of or relating to its performance shall be brought in the State of Maryland. Each party consents to personal jurisdiction and venue in the State of Maryland and waives any objection thereto. In the event of any such action or proceeding between the parties, the prevailing party shall be entitled to recover, in addition to any other relief awarded or granted, its costs and expenses (including reasonable attorney’s fees) incurred in any such proceeding.

             (e)     Should a court deem any term or provision of this Agreement too broad, such term or provision will nevertheless be valid and enforceable to the extent deemed reasonable under the circumstances and the court is empowered to modify such provision to the extent necessary to accomplish that objective. The validity or unenforceability of any term or provision of this Agreement will in no way affect the validity or enforceability of any other term or provision.

             (f)     Notices. All notices, demands, requests or other communications which may be, or are required to be given, served or sent by any party to any party pursuant to this Agreement shall be in writing and shall be mailed by first class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by hand delivery, telegram or telex and addressed as follows:

If to the Executive:	Fred Hadeed, CPA 6253 Lakeview Drive Falls Church, Virginia 22041
If to the Company:	United Therapeutics Corporation 1110 Spring Street Silver Spring, Maryland 20910 Attn: CEO
With a copy to:	Paul A. Mahon, Esq. United Therapeutics Corporation 1110 Spring Street Silver Spring, Maryland 20910

     20.     Executive hereby acknowledges receipt of a duplicate copy of this Agreement.

     IN WITNESS WHEREOF the parties have executed this Agreement the date first above written.

     EXECUTIVE ACKNOWLEDGES THAT BEFORE SIGNING EXECUTIVE HAS HAD AN ADEQUATE OPPORTUNITY TO READ THIS AGREEMENT AND THAT EXECUTIVE HAS DONE SO AND UNDERSTAND ITS TERMS AND CONDITIONS. EXECUTIVE ENTERS INTO THIS AGREEMENT WITH THE INTENT TO BE BOUND BY IT.

FRED HADEED, CPA
/s/ Fred Hadeed
UNITED THERAPEUTICS CORPORATION
/s/ Martine Rothblatt Martine Rothblatt, CEO

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